PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated August 13, 1997)

                   General Motors Acceptance Corporation
                               DM750,000,000
                         Pound Sterling300,000,000
                        Global Floating Rate Notes

                               ------------

               The Deutsche Mark Global Floating Rate Notes due September 25, 2002 (the "DM Notes") and Pound Sterling Global Floating Rate Notes due September 25, 2002 (the "Sterling Notes") (collectively, for the purposes of this Prospectus Supplement, the "Securities") will constitute direct, general and unconditional obligations of General Motors Acceptance Corporation (the "Company"). The Securities will bear interest from September 25, 1997. Interest will be payable quarterly in arrears on March 25, June 25, September 25, and December 25 of each year, commencing December 25, 1997. The Securities will mature on September 25, 2002 and be redeemed by the Company at a redemption price equal to 100% of the principal amount of the Securities together with accrued interest thereon. The Securities will otherwise not be redeemable prior to maturity unless certain events occur involving U.S. taxation. See "Description of the Securities--Redemption for Tax Reasons". Interest shall accrue for each Interest Period (as defined herein) at a rate equal to the applicable Three-Month-LIBOR (as defined herein) or Three-Month-DM-LIBOR (as defined herein), as the case may be, plus .125%, in each case as defined and determined herein. See "Description of Securities--Sterling Notes" and "Description of Securities--DM Notes".

               In accordance with the provisions described in this Prospectus Supplement, owners of book-entry interests in DM Notes or Sterling Notes held through The Depository Trust Company ("DTC") (other than, in the case of Sterling Notes, the Euroclear System ("Euroclear") or Cedel S.A. ("Cedel") and investors who hold book-entry interests in Sterling Notes, directly or indirectly, through Euroclear or Cedel and in the case of DM Notes, Deutscher Kassenverein AG, Frankfurt am Main ("DKV") and investors who hold book-entry interests in DM Notes, directly or indirectly through DKV) including Euroclear or Cedel will receive payments in U.S. dollars unless they elect to receive Deutsche Mark or Pounds Sterling, as the case may be. See "Description of Securities--DM Notes--Payment", "--Sterling Notes--Payment" and "Currency Conversions and Foreign Exchange Risks". Purchasers of the DM Notes or Pounds Sterling are required to pay for such Notes in immediately available Deutsche Mark or Pounds Sterling, as the case may be. The Underwriters are prepared to arrange for the conversion of U.S. dollars into Deutsche Mark or Pounds Sterling, as the case may be, to enable investors in the United States to make such payment. See "Currency Conversions and Foreign Exchange Risks".

               DM Notes. The DM Notes will be represented by a global note in fully registered form, which will be deposited with DTC and registered in the name of a nominee of DTC for the accounts of its participants, including DKV, Euroclear and Cedel. Beneficial interests in each global note will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in same-day funds. Beneficial interests in each global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except in limited circumstances, registered definitive DM Notes will not be issued in exchange for beneficial interests in their respective global note. See "Global Clearance and Settlement--DM Notes".

               Sterling Notes. The Sterling Notes will be represented by a global note in fully registered form, which will be deposited with DTC and registered in the name of a nominee of DTC for the accounts of its participants, including Euroclear and Cedel. Beneficial interests in each global note will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in same-day funds. Beneficial interests in each global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except in limited circumstances, registered definitive Sterling Notes will not be issued in exchange for beneficial interests in their respective global note. See "Global Clearance and Settlement--Sterling Notes".

               Application has been made to the Luxembourg Stock Exchange and the New York Stock Exchange for permission to deal in, and for listing of the Securities on such Exchanges.

                               ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                                  Proceeds to the
                               Initial Price to Public(1)      Underwriting Discount(2)            Company(1)(3)
Per DM Note...............              99.838%                         0.225%                        99.613%
Total DM Notes............           DM748,785,000                   DM1,687,500                   DM747,097,500
Per Sterling Note.........              99.855%                         0.225%                         99.63%
Total Sterling Notes......      Pound Sterling299,565,000        Pound Sterling675,000        Pound Sterling278,890,000

(1) Plus accrued interest, if any, from and including September 25, 1997.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deduction of estimated expenses of approximately $250,000 payable by the Company.

                               ------------

             The Securities are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Securities will be made against payment therefor in same-day funds, on or about September 25, 1997.

                                -----------

                            Global Coordinator

                            Merrill Lynch & Co.

                                -----------


       The date of this Prospectus Supplement is September 11, 1997.




                            Deutsche Mark Notes

                            Joint-lead Managers
                            -------------------
Dresdner Kleinwort Benson                   Merrill Lynch Capital Markets
                                              Bank Limited
Dresdner Bank Aktiengesellschaft            Frankfurt/Main Branch


                             Co-lead Managers
                             ----------------
ABN AMRO Hoare Govett                       BZW Deutschland
ABN AMRO Bank (Deutschland) AG              Branch of Barclays Bank PLC

Deutsche Morgan Grenfell                    Lehman Brothers Bankhaus AG
Deutsche Bank Aktiengesellschaft

Morgan Stanley Dean Witter                  Paribas
                                            Banque Paribas-Zweigniederlassung
                                            Frankfurt am Main




                              Sterling Notes

                            Joint-lead Managers
                            -------------------
Barclays de Zoete Wedd Limited              Merrill Lynch International


                             Co-lead Managers
                             ----------------
Dresdner Kleinwort Benson                   HSBC Markets
J.P. Morgan Securities Ltd.                 NatWest Markets
SBC Warburg Dillon Read                     UBS Limited



               No person has been authorized to give any information or to make any representations not contained in this Prospectus Supplement or the accompanying Prospectus in connection with the offer made by this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter. This Prospectus Supplement and the accompanying Prospectus shall not constitute an offer of any securities other than the Securities. The Prospectus Supplement is part of and must be read in conjunction with the accompanying Prospectus dated August 13, 1997. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

               The distribution of this Prospectus Supplement and the Prospectus and the offering of the Securities in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus Supplement and the Prospectus come should inform themselves about and observe any such restrictions. This Prospectus Supplement and the Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See "Underwriting".

               THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INCLUDE PARTICULARS GIVEN IN COMPLIANCE WITH THE RULES GOVERNING THE LISTING OF SECURITIES ON THE LUXEMBOURG STOCK EXCHANGE FOR THE PURPOSE OF GIVING INFORMATION WITH REGARD TO THE COMPANY. THE COMPANY ACCEPTS FULL RESPONSIBILITY FOR THE ACCURACY OF THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND CONFIRMS, HAVING MADE ALL REASONABLE INQUIRIES, THAT TO THE BEST OF ITS KNOWLEDGE AND BELIEF THERE ARE NO OTHER FACTS THE OMISSION OF WHICH WOULD MAKE ANY STATEMENT HEREIN MISLEADING
IN ANY MATERIAL RESPECT.

               IN CONNECTION WITH THIS OFFERING, MERRILL LYNCH INTERNATIONAL OR MERRILL LYNCH CAPITAL MARKETS BANK LIMITED FRANKFURT/MAIN BRANCH, ON BEHALF OF THE UNDERWRITERS, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET, SUBJECT TO APPLICABLE LAWS, SUCH TRANSACTIONS MAY BE EFFECTED ON THE LUXEMBOURG STOCK EXCHANGE, THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

               In this Prospectus Supplement, all amounts are expressed in U.S. dollars ("U.S.$", "$" or "dollars"), Pound Sterling (" Pound Sterling" or "Pounds Sterling"), or Deutsche Mark ("DM" or "Deutsche Mark"), except as otherwise specified. On September 11, 1997, the noon buying rate for cable transfers of DM and Pounds Sterling, as reported by the Federal Reserve Bank of New York, was 1.7815 DM per dollar and .6263 Pounds Sterling per dollar, respectively.

               This Prospectus Supplement and the accompanying Prospectus, together with the documents incorporated by reference herein and the Company's financial statements for the years ended December 31, 1996 and December 31, 1995, are available free of charge at the office of Banque Generale du Luxembourg S.A., 50 Avenue J.F. Kennedy, L-2951, Luxembourg.



                             TABLE OF CONTENTS


                           Prospectus Supplement

Description of General Motors Acceptance Corporation.....      S-5
Ratio of Earnings to Fixed Charges.......................      S-5
Consolidated Capitalization of the Company...............      S-6
Selected Consolidated Financial Data.....................      S-7
Directors of the Company.................................      S-9
Description of Securities................................     S-10
Global Clearance and Settlement..........................     S-21
Currency Conversions and Foreign Exchange Risks..........     S-27
United States Taxation...................................     S-29
Underwriting.............................................     S-33
General Information......................................     S-36
Concerning the Trustee...................................     S-36
Legal Opinions...........................................     S-36


                                Prospectus

Available Information......................................     2
Incorporation of Certain Documents by Reference............     2
Principal Executive Offices................................     3
Ratio of Earnings to Fixed Charges.........................     3
Use of Proceeds............................................     3
Description of Debt Securities.............................     3
Description of Warrants....................................     7
Plan of Distribution.......................................     8
Experts....................................................     9




           DESCRIPTION OF GENERAL MOTORS ACCEPTANCE CORPORATION

               General Motors Acceptance Corporation, a wholly-owned subsidiary of General Motors Corporation, was incorporated in 1919 under the New York Banking Law relating to investment companies. Operating directly and through subsidiaries and associated companies in which it has equity investments, the Company offers a wide variety of automotive financial services to and through franchised General Motors dealers in many countries throughout the world. Financial services also are offered to other automobile dealerships and to the customers of those dealerships. Other financial services offered by the Company or its subsidiaries include insurance and mortgage banking.

               The principal business of the Company and its subsidiaries is to finance the acquisition by franchised General Motors dealers for resale of various new automotive and nonautomotive products manufactured by General Motors Corporation or certain of its subsidiaries and associates, and to acquire from such dealers, either directly or indirectly, installment obligations covering retail sales and leases of new General Motors products as well as used units of any make. In addition, new products of other manufacturers are financed. The Company also leases motor vehicles and certain types of capital equipment to others.

               The automotive financing industry is highly competitive. The Company's principal competitors are affiliated finance subsidiaries of other major manufacturers as well as a large number of banks, commercial finance companies, savings and loan associations and credit unions. The business of the Company is influenced by its ability to offer competitive financing rates which in turn is directly affected by its access to capital markets.

               The Company has its principal office at 767 Fifth Avenue, New York, New York 10153, United States and administrative offices at 3044 West Grand Boulevard, Detroit, Michigan 48202, United States.


                    RATIO OF EARNINGS TO FIXED CHARGES


     Six Months Ended June 30,                  Years Ended December 31,
     -------------------------                  ------------------------
      1997               1996                    1996              1995
     ------             ------                  ------            ------
      1.47               1.43                    1.41              1.36


               The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges.

               See "Ratio of Earnings to Fixed Charges" in the accompanying Prospectus for additional information.




                CONSOLIDATED CAPITALIZATION OF THE COMPANY


                                (Unaudited)


                       (In millions of U.S. Dollars)


                                                                                                        June 30, 1997
Notes, Loans and Debentures
 Payable within one year..........................................................................            $48,095.6
 Payable after one year...........................................................................             34,368.4
                                                                                                               --------
   Total notes, loans and debentures..............................................................            $82,464.0
                                                                                                               ========
Stockholder's Equity
 Common stock, $100 par value (authorized 25,000,000 shares, outstanding 22,000,000
   shares)........................................................................................             $2,200.0
 Net income retained for use in the business......................................................              6,034.9
 Net unrealized gains on securities...............................................................                327.8
 Unrealized accumulated foreign currency translation adjustment...................................               (71.9)
                                                                                                               --------
   Total stockholder's equity.....................................................................             $8,490.8
                                                                                                               ========




               There has been no material change in the consolidated capitalization of the Company since June 30, 1997.



                   SELECTED CONSOLIDATED FINANCIAL DATA

               The following table sets forth selected financial data derived from the audited consolidated financial statements of the Company for the two years ended December 31, 1996 and 1995 and from unaudited consolidated financial statements for the six month periods ended June 30, 1997 and June 30, 1996. The Company believes that all adjustments necessary for the fair presentation thereof have been made to the unaudited financial data. The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in the accompanying Prospectus. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                          Six Months Ended                       Fiscal Year Ended
                                                              June 30,                              December 31,
                                                        ---------------------                  ---------------------
                                                        1997             1996                  1996             1995
                                                        ----             ----                  ----             ----
                                                                        (in millions of U.S. Dollars)
Balance Sheet Data (at end of period) (1):
Cash and Cash Equivalents.......................          $814.3           $960.4                 $742.3         $1,448.6
EARNING ASSETS
Investments in securities.......................         5,280.2          4,363.7                4,556.8          4,328.2
Finance receivables, net........................        61,292.7         59,331.9               58,380.0         60,404.9
Investment in operating leases, net.............        25,819.9         24,112.6               24,909.5         22,134.9
Notes Receivable from General Motors
 Corporation ...................................           469.8             45.7                  190.5             --
Real estate mortgages - held for sale...........         3,759.0          1,768.6                2,785.0          1,486.8
 - held for investment..........................           610.0            736.1                  611.2            706.8
 - lending receivables..........................         1,448.8            767.0                1,404.6            710.1
Due and deferred from receivable sales, net.....           897.6          1,227.4                1,214.5          1,371.4
Other...........................................         1,314.1            928.1                1,617.6            871.0
                                                       ---------         --------               --------         --------
 Total earning assets...........................       100,892.1         93,283.1               95,669.7         92,014.1
                                                       ---------         --------               --------         --------

Nonearning assets...............................         2,266.6          1,833.6                2,166.0          2,184.8
                                                       ---------         --------               --------         --------
TOTAL ASSETS....................................      $103,973.0        $96,077.1              $98,578.0        $95,647.5
                                                       =========         ========               ========         ========
Notes, loans and debentures payable within
one year........................................       $48,095.6        $43,165.9              $45,809.9        $43,871.8
                                                       ---------         --------               --------         --------

ACCOUNTS PAYABLE AND OTHER
 LIABILITIES
General Motors Corporation and affiliated
 companies......................................         1,302.0          1,959.1                  646.6          1,787.6
Interest........................................         1,150.0          1,166.0                1,065.2          1,048.0
Unpaid insurance losses and loss adjustment
 expense........................................         1,587.6          1,529.1                1,581.9          1,499.7
Unearned insurance premiums.....................         1,450.3          1,426.6                1,437.5          1,421.9
Deferred income taxes...........................         2,120.8          2,195.7                2,215.8          2,175.6
United States and foreign income and other
 taxes payable..................................           458.5            140.2                   35.6            294.5
Other postretirement benefits...................           647.4            622.0                  627.0            600.4
Other...........................................         4,301.6          4,320.4                4,012.0          3,628.1
                                                       ---------         --------               --------         --------
 Total accounts payable and other
liabilities.....................................        13,018.2         13,359.1               11,621.6         12,455.8
                                                       ---------         --------               --------         --------
Notes, loans and debentures payable after
one year .......................................        34,368.4         31,210.1               32,878.9         31,050.6
Common stock, $100 par value (authorized
 25,000,000 shares, outstanding
 22,000,000 shares).............................         2,200.0          2,200.0                2,200.0          2,200.0
Net income retained for use in the business.....         6,034.9          5,893.8                5,775.2          5,734.7
Net unrealized gains on securities..............           327.8            242.8                  276.7            284.7
Unrealized accumulated foreign currency
translation adjustment..........................           (71.9)             5.4                   15.7             49.9
                                                       ---------         --------               --------         --------
 Total stockholder's equity.....................         8,490.8          8,342.0                8,267.6          8,269.3
TOTAL LIABILITIES AND
STOCKHOLDER'S EQUITY............................      $103,973.0        $96,077.1              $98,578.0        $94,647.5
                                                       =========         ========               ========         ========

----------
(1) Certain amounts for 1996 have been reclassified to conform with 1997 classifications.



                                                          Six Months Ended                        Fiscal Year Ended
                                                              June 30,                               December 31,
                                                       ---------------------                    ----------------------
                                                       1997             1996                    1996              1995
                                                       ----             ----                    ----              ----
                                                                        (in millions of U.S. Dollars)
Income Statement Data (1):
FINANCING REVENUE
Retail and lease financing.....................        $1,830.2         $1,913.2                $3,822.2          $3,291.6
Operating leases...............................         3,618.5          3,522.9                 7,214.6           6,285.0
Wholesale and term loans.......................           903.4            867.4                 1,607.0           2,087.4
                                                        -------          -------                --------          --------
 Total financing revenue.......................         6,352.1          6,303.5                12,643.8          11,664.0
Interest and discount..........................        (2,577.7)        (2,464.3)               (4,937.5)         (4,936.3)
Depreciation on operating leases...............        (2,312.4)        (2,273.6)               (4,627.0)         (4,304.8)
                                                        -------          -------                --------          --------
 Net financing revenue.........................         1,462.0          1,565.6                 3,079.3           2,422.9
Insurance premiums earned......................           611.8            585.4                 1,158.0           1,082.4
Other income...................................         1,235.1            987.9                 2,171.9           2,116.8
                                                        -------          -------                --------          --------
 NET FINANCING REVENUE AND
   OTHER.......................................         3,308.9          3,138.9                 6,409.2           5,622.1
                                                        -------          -------                --------          --------

EXPENSES
Salaries and benefits..........................           524.1            481.6                   974.3             892.8
Other operating expenses.......................           844.9            791.8                 1,716.0           1,499.0
Insurance losses and loss adjustment
 expenses......................................           469.6            507.3                   972.2             998.3
Provision for financing losses.................           257.2            289.8                   669.0             448.8
                                                        -------          -------                --------          --------
 Total expenses................................         2,095.8          2,070.5                 4,331.5           3,838.9
                                                        -------          -------                --------          --------
Income before income taxes.....................         1,213.1          1,068.4                 2,077.7           1,783.2
United States, foreign and other income
taxes..........................................           503.4            409.3                   837.2             752.2
                                                        -------          -------                --------          --------
 NET INCOME....................................           709.7            659.1                 1,240.5           1,031.0
Net income retained for use in the business
at beginning of the year.......................         5,775.2          5,734.7                 5,734.7           5,653.7
                                                        -------          -------                --------          --------
Total..........................................         6,484.9          6,393.8                 6,975.2           6,684.7
Cash dividends.................................           450.0            500.0                 1,200.0             950.0
                                                        -------          -------                --------          --------
 NET INCOME RETAINED FOR USE
IN THE BUSINESS AT END OF
THE YEAR.......................................        $6,034.9         $5,893.8                $5,775.2          $5,734.7
                                                        =======          =======                 =======           =======

----------
(1) Certain amounts for 1996 have been reclassified to conform with 1997 classifications.




                           DIRECTORS OF THE COMPANY

               John G. Blahnik, Chief Financial Officer, Delphi Automotive Systems Inc.; Richard J.S. Clout, Executive Vice President; Eric A. Feldstein, Executive Vice President and Chief Financial Officer; John D. Finnegan, Vice President and Treasurer, General Motors Corporation; John
E. Gibson, Executive Vice President; J. Michael Losh, Chairman, General Motors Acceptance Corporation and Executive Vice President, General Motors Corporation; Harry J. Pearce, Vice Chairman, General Motors Corporation;
W.  Allen Reed, Vice President, General Motors Corporation;  John R.
Rines, President and Chief Executive Officer, General Motors Acceptance Corporation and Vice President and Group Executive, General Motors Corporation; John F. Smith, Jr., Chairman, President and Chief Executive Officer, General Motors Corporation; and Ronald L. Zarella, Vice President and Group Executive, General Motors Corporation.

               The above Directors do not hold any significant position outside General Motors Corporation, the Company and their respective subsidiaries.

               The business address of each Director is 3044 West Grand Boulevard, Detroit, Michigan 48202, United States.



                           DESCRIPTION OF SECURITIES

General

               The following description of the particular terms of the Securities offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus. The Securities are part of the Debt Securities registered by the Company in August 1997 to be issued on terms to be determined at the time of sale.

               The Securities offered hereby will be issued pursuant to an Indenture dated as of July 1, 1982, as amended and supplemented (the "Indenture"), which is more fully described in the accompanying Prospectus.

               The Securities are not redeemable by the Company prior to maturity unless certain events occur involving U.S. taxation. See "--Redemption for Tax Reasons."

               So long as the Securities are listed on the Luxembourg Stock Exchange, as soon as possible after 11:00 A.M. (London time) on each Interest Determination Date but in no event later than the first day of such Interest Period, the Company shall notify the Luxembourg Stock Exchange by telex or cable of the rates of interest , interest amount and the Interest Payment Date (as defined below) for the next Interest Period (as defined below). The Company shall notify the holders of the Securities of such rates of interest, interest amount and Interest Payment Date as set forth under "--Notices" as soon as possible after their determination but in no event later than the fourth Business Day following the applicable Interest Determination Date (except that no such notification or publication shall need to be given or made, as the case may be, after the Securities have been declared due and payable upon the occurrence of an event described under "Events of Default" (as defined in the Prospectus)). The interest amounts and Interest Payment Date so notified or published may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice in the event of an extension or shortening of the Interest Period.

               The interest rate on the Securities will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis, with certain exceptions. The limit may not apply to Securities in which $2,500,000 or more has been invested.

               Form and Denominations and Registration

               The Securities will be represented by one or more global securities (collectively, the "Global Certificates") registered in the name of Cede & Co., as nominee of DTC. The Global Certificates will be held by Citibank N.A. at its New York branch ("Citibank NY"), as custodian for DTC.
The Securities will be issued only in fully registered form, without coupons, and, in the case of any definitive Securities issued in exchange for the Global Certificates, as provided below, in denominations of DM1,000 in the case of DM Notes and Pound Sterling1,000 in the case of Sterling Notes and, in both cases, integral multiples thereof.

               Except as set forth below, the Global Certificates may be transferred, in whole and not in part, only to DTC, another nominee of DTC or a successor of DTC or its nominee.

               Beneficial interests in the Securities will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Such beneficial interests will be in denominations of DM1,000 in the case of DM Notes and Pound Sterling1,000 in the case of Sterling Notes and integral multiples thereof. Investors may hold beneficial interests in the DM Notes through DTC, DKV, Euroclear or Cedel, if they are participants in such systems, or indirectly through organizations that are participants in such systems. DKV holds beneficial interests in the DM Notes on behalf of its account holders through DKV's account at DTC. Euroclear and Cedel are participants in DKV and DTC, and thereby hold beneficial interests in the DM Notes on behalf of their own participants, through their respective accounts at DKV and DTC. Investors may hold beneficial interests in the Sterling Notes through DTC, Euroclear and Cedel, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Cedel are participants in DTC, and thereby hold beneficial interests in the Sterling Notes on behalf of their participants, through their respective accounts at DTC.

               Transfers of beneficial interests in the Securities between DTC participants shall be effected in accordance with the procedures established for this purpose by DTC. Transfers of beneficial interests in the DM Notes between DKV account holders shall be effected in accordance with the procedures established for this purpose by DKV. Transfers of beneficial interests in the Securities between Euroclear participants, between Cedel participants and between Euroclear participants on the one hand and Cedel participants on the other hand shall be effected in accordance with procedures established for these purposes by Euroclear and Cedel. Transfers of beneficial interests in the DM Notes between Euroclear or Cedel participants on the one hand and other DKV account holders on the other hand shall be effected through DKV in accordance with the procedures established for this purpose. See "Global Clearance and Settlement".

               DTC may grant proxies or otherwise authorize DTC participants (or persons holding beneficial interests in the Securities through such DTC participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Indenture or the Securities.
Under its usual procedures, DTC would mail an omnibus proxy to the Company assigning the consent or voting rights of Cede & Co. to those DTC participants to whose accounts the Securities are credited on a record date as soon as possible after such record date.

               Persons who are not DTC participants may beneficially own Securities held by DTC only through direct or indirect participants in DTC (including DKV, Euroclear and Cedel). So long as Cede & Co., as the nominee of DTC, is the registered owner of the Global Certificates, Cede & Co. for all purposes will be considered the sole holder of the Securities under the Indenture and the Securities. Except as provided below, owners of beneficial interests in the Securities represented by the Global Certificates will not be entitled to have Securities registered in their names, will not receive or be entitled to receive physical delivery of Securities in definitive form and will not be considered to be the holders thereof under the Indenture or the Securities. Accordingly, any person owning a beneficial interest in the Securities represented by the Global Certificates must rely on the procedures of DTC and, to the extent relevant, DKV, Euroclear or Cedel, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Securities. The Company understands that, under existing industry practice, in the event that an owner of a beneficial interest in the Securities represented by the Global Certificates desires to take any action that Cede & Co., as the holder of such Global Certificates, is entitled to take, Cede &
Co. would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DM Notes

               The DM Notes are to be issued in an aggregate principal amount of DM750,000,000. The DM Notes will bear interest from and including September 25, 1997. Interest on the DM Notes shall be payable quarterly in arrears on March 25, June 25, September 25 and December 25 of each year, commencing December 25, 1997 (each an "Interest Payment Date"), unless any Interest Payment Date would otherwise fall on a day which is not a Banking Day, in which case the Interest Payment Date shall be the immediately succeeding Banking Day, unless it would thereby fall into the next calendar month, in which case the Interest Payment Date shall be the immediately preceding Banking Day. The record date (the "Record Date") for all payments of interest on the DM Notes will be the close of business on March 10, June 10, September 10 or December 10, as the case may be, next preceding the applicable Interest Payment Date. Transfers or exchanges of beneficial interests in the Global Certificate representing the DM Notes may not be effected during the period commencing on the Record Date and ending on the related Interest Payment Date (both dates inclusive). Interest will be calculated on the basis of actual days over 360. "Banking Day" means any day that is not a day on which banking institutions in The City of New York, London, or Frankfurt am Main are generally authorized or obligated by law, regulation or executive order to close. Other than the initial interest period which will commence on and include the issue date, each period of three months commencing on and including an Interest Payment Date and lapsing at the end of the day immediately preceding the next Interest Payment Date is referred to as an "Interest Period".

               The rate of interest and the amounts of Deutsche Mark payable in respect of each Interest Period shall be determined on the second Banking Day prior to the commencement of each Interest Period (the "Interest Determination Date") by Citibank AG, Frankfurt-am-Main ("Citibank Frankfurt") (in such capacity, the "DM Agent Bank"). For each Interest Period, the rate of interest per annum shall be equal to three-month-DM-LIBOR plus .125%, as applicable to such Interest Period. "Three-month DM-LIBOR" means the interest rate expressed in decimal figures published by Telerate on the basis of the interest rates for three-month-DM-deposits in the London interbank market quoted to Telerate by banks designated by the British Bankers' Association and published two Banking Days preceding the commencement of the relevant Interest Period as of 11:00 a.m. (London time) as "BBA Interest Settlement rate" (at present on Telerate page "3750"). In the event that the DM Agent Bank is unable to determine Three-month DM-LIBOR, as neither Telerate nor, as the case may be, a newly or additionally appointed publication agency quotes the interest rate or the DM Agent Bank cannot determine Three-month DM-LIBOR for other reasons, it will be replaced by the arithmetic mean calculated by the DM Agent Bank of the rates quoted at the above mentioned time by six prime banks (quoted on the Dow Jones' Telerate page "3752") in London determined by the DM Agent Bank (except that such average will exclude the highest such rate and the lowest such rate) as the interest rate per annum for their three-month-DM-deposits, respectively, to prime banks in the London interbank market. If such arithmetic mean has to be calculated it shall be rounded, if necessary to the nearest 1/100000%, with 0.000005 being rounded upwards.

               If by any of the means mentioned herein, no interest rate can be determined then the rate of interest applicable to the next Interest Period shall be a substitute interest rate (the "Substitute Interest Rate"). The Substitute Interest Rate for DM Notes shall be the rate which is equal to the arithmetic mean calculated by the DM Agent Bank of the rates which at least two prime banks in Frankfurt am Main determined by the DM Agent Bank are quoting to the DM Agent Bank on such Interest Determination Date (or, for the purposes of this provision only, if such date should not be a Banking Day, on the immediately succeeding Banking Date), at or about 11:00 a.m. (London time) as the interest rate per annum for their three-month-DM-deposits in the case of the following interest periods, to prime European banks outside Germany for the next Interest Period, plus .125%. If applicable, such arithmetic mean shall be rounded, if necessary, to the nearest 1/100000%, with 0.000005 being rounded upwards. If no Substitute Interest Rate can be determined then the rate of interest applicable to the next Interest Period shall be the current rate of interest of the DM Notes in effect on that Interest Determination Date.

               Payment

               In respect of the DM Notes the Company has appointed Citibank Frankfurt as registrar and transfer agent under the Indenture and as paying agent under the Indenture (the "DM Paying Agent"). For as long as any DM Notes shall be outstanding there shall always be a Registrar and a Paying Agent to perform the functions assigned to any of them in this description of DM Notes. The Company has appointed Citibank (Luxembourg) S.A. as paying and transfer agent in Luxembourg with respect to the DM Notes; as long as the DM Notes are listed on the Luxembourg Stock Exchange, the Company will maintain a paying and transfer agent in Luxembourg.

               Payments of principal of and interest on the DM Notes shall be made to the registered holder of the Global Certificate representing the DM Notes in U.S.$ or Deutsche Mark as set forth below.

               Any noteholder holding DM Notes through DTC (a "DTC Noteholder") shall, other than in the case of DKV, receive payments of principal and interest in respect of the DM Notes in U.S. dollars, unless such DTC Noteholder, other than DKV, elects to receive payments in Deutsche Mark in accordance with the procedures set out below. To the extent that DTC Noteholders, other than DKV, shall not have made such election in respect of any payment of principal or interest, the aggregate amount designated for all such DTC Noteholders in respect of such payment (the "DM Conversion Amount") shall be converted by the DM Paying Agent into U.S. dollars and paid by wire transfer of same day funds to the registered holder of the Global Certificate representing the DM Notes for payment through DTC's settlement system to the relevant DTC participants. DKV (in its capacity as a DTC direct participant and as an indirect participant in DTC) and any persons who hold beneficial interests in the DM Notes directly or indirectly through DKV (including Euroclear and Cedel and their respective participants) (i) shall receive all payments in Deutsche Mark without making any such election and (ii) may not elect to receive payments in other than Deutsche Mark. All costs of any conversion shall be borne by the relevant holders of beneficial interests receiving such payments by deduction from such payments. Any such conversion shall be based on Citibank NY's bid quotation, at or prior to 11:00 a.m., New York time, on the second New York Business Day preceding the relevant payment date, for the purchase of U.S. dollars with Deustche Mark for settlement on
such payment date.   If such bid quotation is not available, payment of the DM
Conversion Amount will be made in Deutsche Mark to the account or accounts specified by DTC to the DM Paying Agent.

               Any DTC Noteholder (other than DKV) may elect to receive payment of principal and interest with respect to the DM Notes in Deutsche Mark by causing DTC through the relevant DTC participant to notify the DM Paying Agent by the time specified below of (i) such DTC Noteholder's election to receive all or a portion of such payment in Deutsche Mark and (ii) wire transfer instructions to a Deutsche Mark account in the Federal Republic of Germany. Such election in respect of any payment shall be made by the DTC Noteholder at the time and in the manner required by the DTC procedures applicable from time to time and shall, in accordance with such procedures, be irrevocable. See "Currency Conversion and Foreign Exchange Risks". DTC's notification of such election, wire transfer instructions and of the amount payable in Deutsche Mark must be received by the DM Paying Agent prior to 5:00 p.m. New York time on the fifth New York Business Day following the relevant Record Date in the case of interest and prior to 5:00 p.m. New York time on the eighth New York Business Day prior to the payment date for the payment of principal. "New York Business Day" means a day on which banking institutions in The City of New York are not generally authorized or obligated by law, regulation or executive order to close. Any payments in Deutsche Mark shall be made by wire transfer of same day funds to Deutsche Mark accounts designated by DTC. All costs of such payments by wire transfer will be borne by noteholders receiving such payments by deduction from such payments.

               Upon receipt of any payment in U.S. dollars of principal or of interest on the Global Certificate in respect of DM Notes, DTC will credit DTC participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the respective Global Certificate as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the Global Certificate in respect of DM Notes held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name". Distributions with respect to DM Notes held through DKV, Euroclear or Cedel will be credited to the cash accounts of DKV, Euroclear participants or Cedel participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Neither the Company, the Trustee, nor the Exchange Rate Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Certificate in respect of the DM Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

               Any moneys held by the DM Paying Agent in respect of the DM Notes and remaining unclaimed for two years after such amount shall have become due and payable shall be returned to the Company, and the holder of such DM Note shall thereafter look only to the Company for any payment to which such holder may be entitled.

               A copy of the Global Certificate representing the DM Notes, as well as a German-language translation of such certificates, may be obtained free of charge at the office of the DM Paying Agent.

Sterling Notes

               The Sterling Notes are to be issued in an aggregate principal amount of Pound Sterling300,000,000. The Sterling Notes will bear interest from and including September 25, 1997. Interest on the Sterling Notes shall be payable quarterly in arrears on March 25, June 25, September 25 and December 25 of each year, commencing December 25, 1997, to the persons in whose names the Sterling Notes are registered at the close of business on the preceding March 10, June 10, September 10 or December 10, as the case may be. Interest will be calculated on the basis of actual days over 365/6. If any Interest Payment Date (as defined under "Description of Securities--DM Notes") would otherwise fall on a day which is not a Banking Day (as defined under "Description of Securities--DM Notes") the Interest Payment Date will be the immediately succeeding Banking Day, unless it would thereby fall into the next calendar month, in which event the Interest Payment Date shall be the immediately preceding Banking Day.

               The rate of interest and the amounts of Pounds Sterling payable in respect of each Interest Period (as defined under "Description of Securities--DM Notes"), shall be determined on the Interest Determination Date (which in case of the Sterling Notes shall be the day of the commencement of the relevant Interest Period) by Citibank N.A. London Branch or its successor (the "Agent Bank"). For each Interest Period, the rate of interest per annum shall be equal to the Three-month-LIBOR plus .125%, as applicable to such Interest Period. "Three-month-LIBOR" means the interest rate expressed in decimal figures published by Telerate Monitor Screen ("Telerate") on the basis of the interest rates for three-month-Pounds-Sterling-deposits in the London interbank market quoted to Telerate by banks designated by the British Bankers' Association and published on the day of the commencement of the relevant Interest Period as of 11:00 a.m. (London time) as "BBA Interest Settlement Rate" (at present on Telerate page "3750"). In the event that the Agent Bank is unable to determine the applicable Three-month-LIBOR for other reasons, it shall be replaced by the arithmetic mean calculated by the Agent Bank of the rates quoted at the above mentioned time by six prime banks in London (quoted on the Dow Jones' Telerate page "3751") determined by the Agent Bank (except that such average will exclude the highest such rate and the lowest such rate) as the interest rate per annum for their three-month-Pounds-Sterling-deposits to prime banks in the London interbank market. If such arithmetic mean has to be calculated it shall be rounded, if necessary, to the nearest 1/100000%, with 0.000005 being rounded upwards.

               If by any of the means mentioned herein, no interest rate can be determined then the rate of interest applicable to the next Interest Period shall be the Substitute Interest Rate. The Substitute Interest Rate for Sterling Notes shall be the rate which is equal to the arithmetic mean calculated by the Agent Bank of the rates which at least two prime banks in London determined by the Agent Bank are quoting to the Agent Bank on such Interest Determination Date or, if such date should not be a Banking Day, on the immediately succeeding Banking Day, at or about 11:00 a.m. (London time) as the interest rate per annum for their three-month-Pounds-Sterling-deposits in the case of the following interest periods, to prime European banks outside London for the next Interest period, plus .125%. If applicable, such arithmetic mean shall be rounded, if necessary, to the nearest 1/100000%, with
0.000005 being rounded upwards. If no Substitute Interest Rate can be determined then the rate of interest applicable to the next Interest Period shall be the current rate of interest of the Sterling Notes in effect on that Interest Determination Date.

               Payment

               In respect of the Sterling Notes the Company has appointed Citibank N.A. London branch ("Citibank London") as registrar and transfer agent under the Indenture and as paying agent under the Indenture. For so long as Sterling Notes shall be outstanding there shall always be a Registrar and Paying Agent to perform the functions assigned to any of them in this description of Sterling Notes. The Company has appointed Citibank (Luxembourg) S.A. as paying and transfer agent in Luxembourg with respect to the Sterling Notes; as long as the Sterling Notes are listed on the Luxembourg Stock Exchange, the Company will maintain a paying and transfer agent in Luxembourg.

               Payment of principal of and interest on the Global Certificate representing the Sterling Notes will be payable to Cede & Co., the nominee for DTC, as the registered owner. The principal of and interest on the Sterling Notes will be payable in Pounds Sterling. However, registered holders of Sterling Notes, including DTC or its nominee as the registered holder of the Global Certificate but excluding Euroclear or Cedel and investors who hold beneficial interests in the Sterling Notes, directly or indirectly, through Euroclear or Cedel, will be paid in U.S. dollars converted from such payments by Citibank NY, or its successor, as exchange rate agent (the "Exchange Rate Agent"), unless the registered holder elects to receive payments in Pounds Sterling as described below; provided, however, that Euroclear and Cedel may not elect to receive payments in other than Pounds Sterling. All costs of conversion will be borne by registered holders receiving U.S. dollar payments by deduction from such payments. The U.S. dollar amount of any payment of principal or interest to be received by such a registered holder not electing Pounds Sterling payments will be based on the Exchange Rate Agent's bid quotation, at or prior to 11:00 a.m., New York City time, on the second New York Business Day preceding the relevant payment date, for the purchase of U.S. dollars with Pounds Sterling for settlement on such payment date. If such bid quotation is not available, all such payments will be made in Pounds Sterling. As long as Sterling Notes continue to be represented by a global Certificate, dollar payments so converted will be paid to Cede & Co. for payment to DTC Participants in accordance with customary procedures established from time to time by DTC. Owners of beneficial interests in the Global Certificate may elect through DTC to receive payment in Pounds Sterling as described herein, in which case the Trustee under the Indenture will arrange for the transfer of such Pounds Sterling amounts directly to accounts designated by DTC on behalf of its participants. See "Currency Conversions and Foreign Exchange Risks".

               The amounts in Pounds Sterling payable by the Paying Agent to DTC with respect to the Sterling Notes held through DTC will be paid in Pounds Sterling by wire transfer of same day funds to the designated Pounds Sterling accounts of DTC participants entitled to receive the relevant payment who make an irrevocable election to receive that payment in Pounds Sterling. The Exchange Rate Agent, after converting Pounds Sterling amounts into U.S.
dollars as necessary to make payments in U.S. dollars, will deliver U.S.
dollar amounts in same day funds to DTC or its nominee for payment through its settlement system to DTC participants entitled to receive the relevant payment.

               Upon receipt of any payment in U.S. dollars of principal or of interest on the Global Certificate in respect of Sterling Notes, DTC will credit DTC participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the respective Global Certificate as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the Global Certificate in respect of Sterling Notes held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name". Distributions with respect to Sterling Notes held through Euroclear or Cedel will be credited to the cash accounts of Euroclear participants or Cedel participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Neither the Company, the Trustee, nor the Exchange Rate Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Certificate in respect of the Sterling Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

               Any moneys held by Citibank London, as Paying Agent, in respect of the Sterling Notes and remaining unclaimed for two years after such amount shall have become due and payable shall be returned to the Company, and the holder of such Sterling Note shall thereafter look only to the Company for any payment to which such holder may be entitled.

Definitive Securities

               If DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Certificate or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 (the "Exchange Act") at a time when it is required to be and a successor depositary is not appointed by the Company within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, or if an event of default with respect to the Sterling Notes or the DM Notes, as the case may be, shall have occurred and be continuing as described under "Description of Debt Securities--Events of Default" in the Prospectus, the Company will issue or cause to be issued Sterling Notes or DM Notes, as the case may be, in definitive form in exchange for the Global Certificates. The Company may also at any time and in its sole discretion determine not to have any of the Sterling Notes or DM Notes, as the case may be, represented by a Global Certificate, and, in such event, will issue or cause to be issued Sterling Notes or DM Notes, as the case may be, in definitive form in exchange for the applicable Global Certificate. Sterling Notes and DM Notes issued in definitive form will be issued only in fully registered form, without coupons, in denominations of Pound Sterling1,000 and DM 1,000, respectively, and in both cases in integral multiples thereof, in the amount of each holder's registered holdings. Any Sterling Notes or DM Notes, as the case may be, so issued will be registered in such names, and in such denominations, as DTC shall request. Such Sterling Notes or DM Notes, as the case may be, may be presented for registration of transfer or exchange at the office of the Trustee in The City of New York and principal thereof and interest thereon will be payable at such office of the Trustee, provided that interest thereon may be paid by check mailed to the registered holders of the definitive Sterling Notes or DM Notes, as the case may be. In the event definitive Securities are issued, the holders thereof will be able to receive payments thereon and effect transfers thereof at the offices of Citibank (Luxembourg) S.A. or its successor as paying and transfer agent in Luxembourg with respect to the Securities.

Further Issues

               The Issuer may from time to time, without notice to or the consent of the registered holders of the Securities, create and issue further securities ranking pari passu with the Securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further Securities or except for the first payment of interest following the issue date of such further Securities) and so that such further Securities may be consolidated and form a single series with the Securities and have the same term as to status, redemption or otherwise as the Securities.

Notices

               Notices to holders of the Securities will be published in authorized newspapers in The City of New York, in London, in Frankfurt am Main and, so long as the Securities are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in The Financial Times, in Frankfurt am Main in the Borsen-Zeitung and in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

Judgments

               The Indenture and the Securities are governed by and construed in accordance with the laws of the State of New York. A judgment for money in an action based on the Securities in a Federal or state court in the United States (other than in New York as described below) ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion into U.S. dollars will depend upon various factors, including which court renders the judgment. However, in the event an action based on the Securities were commenced in a State court in New York, the Judiciary Law of the State of New York would require that such court grant judgment in Deutsche Mark or Pounds Sterling, as the case may be, but that such judgment be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

Payment of Additional Amounts

               The Company will pay to the holder of any Security who is a non-United States person (as defined below) such additional amounts as may be necessary in order that every net payment in respect of the principal, premium, if any, or interest, if any, on such Security, after deduction or withholding by the Company or any paying agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Security to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge;
provided, however, that the foregoing obligation to pay such additional amounts shall not apply to:

           (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, or
     (ii) such holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

           (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Security for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

           (c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

           (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of, premium, if any, or interest, if any, on any Security;

           (e) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a Security who actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code;

           (f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with (i) certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Security, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding) or (ii) any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

           (g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, premium, if any, or interest, if any, on any Security, if such payment can be made without such withholding by at least one other paying agent; or

           (h) any combination of items (a), (b), (c), (d), (e), (f) or (g);

nor will such additional amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the Security to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the Security would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Security.

               The Securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of the Securities--Redemption for Tax Reasons", the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

               As used under this heading "Payment of Additional Amounts" and under the heading "Description of the Securities--Redemption for Tax Reasons" the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, "United States person" means any individual who is, for United States federal income tax purposes, a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any estate or trust the income of which is subject to United States federal income taxation regardless of its source and "non-United States person" means a person who is not a United States person.

Redemption for Tax Reasons

               If, as a result of any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision thereof or therein affecting taxation, or any change in the official application or interpretation of such laws, including any official proposal for such a change, amendment or change in the application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after the date of this Prospectus Supplement or which proposal is made after such date, or as a result of any action taken by any taxing authority of the United States which action is taken or becomes generally known after such date, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to the Company, there is, in such case, in the written opinion of independent legal counsel of recognized standing to the Company, a material increase in the probability that the Company has or may become obligated to pay additional amounts (as described above under "Payment of Additional Amounts"), and the Company in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to the Company, not including assignment of the Securities, the Securities may be redeemed, as a whole but not in part, on any Interest Payment Date thereafter, at the option of the Company, upon notice to the Trustee and the holders of the Notes in accordance with the provisions of the Indenture at a redemption price equal to 100% of the principal amount of the Securities to be redeemed together with accrued interest thereon to the date fixed for redemption.

Redenomination, Renominalization and Consolidation

European Monetary Union

               Under the treaty establishing the European Community (the "EC"), as amended by the treaty on European Union (the "Treaty"), to which each of the Federal Republic of Germany and the United Kingdom is a party, it is provided that no later than January 1, 1999, and subject to the fulfillment of certain conditions, the third stage of European economic and monetary union ("EMU") will start with the introduction of a new single European currency, substituting all or some of the 15 currencies of the Member States of the EC, including the Deutsche Mark and Pound Sterling. Such new currency is to be named the "euro". The euro shall be divided into one hundred cents and references herein to the "euro" and the "cent" are to such new currency adopted pursuant to the Treaty.

               Redenomination

               The Company may, without the consent of the holders of the Securities, on giving at least 30 days' prior notice to the holders of the Securities in accordance with the Indenture (which notice shall detail the manner in which any such action by the Company shall be effected), elect that, with effect from any Interest Payment Date as may be specified in such notice (the "Redenomination Date") falling on or after the start of the third stage of EMU (or if, in the case of DM Notes, the Federal Republic of Germany is not one of the countries then participating in such third stage, falling on or after such later date as it does so participate or, if in the case of Sterling Notes, the United Kingdom is not one of the countries then participating in such third stage, falling on or after such later date as it does so participate), each DM Note or Sterling Note, as the case may be, shall be deemed to be denominated in such amount of euro as is equivalent to its denomination in Deutsche Mark or Pound Sterling, as the case may be, converted into euro at the rate for the conversion of Deutsche Mark or Pound Sterling, as the case may be, established by the Council of the European Union pursuant to the Treaty and rounded to the nearest cent. Upon such redenomination the holders of the DM Notes or the Sterling Notes, as the case may be, shall not be entitled to request delivery of certificates representing such redenominated amounts. On and after the Redenomination Date all payments in respect of the DM Notes or the Sterling Notes, as the case may be, will be made solely in euro, including payments of interest with respect to periods before the Redenomination Date.

               Renominalization

               In connection with any such redenomination and simultaneously therewith, the Company may, without the consent of the holders of the DM Notes or the Sterling Notes, as the case may be, on giving notice in the manner set forth above under "-Redenomination," elect that the nominal amount of each such redenominated DM Note or Sterling Note, as the case may be, shall be altered in such manner and subject to such procedures as the Trustee, after consultation with the Company, shall determine to be consistent with market practices applicable for the renominalization of eurobonds held in national and international clearing systems. Upon such renominalization the holders of the DM Note or Sterling Note, as the case may be, shall not be entitled to request delivery of certificates representing such renominalized amounts.
Any fraction, if any, arising from such renominalization shall be paid to the holder of the DM Note or Sterling Note, as the case may be, on the Redenomination Date, in addition to the payment of interest otherwise payable on such date.

               In connection with any such redenomination and simultaneously therewith, the Company may also, without the consent of the holders of the DM Note or Sterling Note, as the case may be, on giving notice in the manner set forth above under "-Redenomination", elect that the nominal amount of any DM Note or Sterling Note, as the case may be, deemed to have been redenominated in an amount of euro shall be divided into smaller nominal amounts deemed to be denominated in euro in such manner and subject to such procedures as the Trustee, after consultation with the Company, shall determine to be consistent with market practices applicable for the renominalization of eurobonds held in national and international clearing systems. Upon such division, the DM Note or Sterling Note, as the case may be, shall be deemed to be denominated in such smaller nominal amounts of euro; provided, however, that the holders of the DM Note or Sterling Note, as the case may be, shall not be entitled to request delivery of certificates representing such smaller nominal amounts.

               In connection with any such redenomination and/or renominalization and either simultaneously therewith or on such later Interest Payment Date as the Company may specify (the "Specified Date"), the Company may also, without the consent of the holders of the DM Notes or the Sterling Notes, as the case may be, on giving notice in the manner set forth above under "-Redenomination," elect that with effect from such Specified Date, the then existing DM Notes or the Sterling Notes, as the case may be (the "Original Notes") shall be exchangeable at the specified office of the Trustee, and at the specified offices of the Paying Agents, for new euro Notes having the same nominal amount in euro as the deemed nominal amount of the Original Notes so exchanged.

               Consolidation

               In connection with any such redenomination and/or renominalization and either simultaneously therewith or on such later date as the Company may specify (the "Consolidation Date"), the Company may also, without the consent of the holders of the DM Notes or the Sterling Notes, on giving notice in the manner set forth above under "- Redenomination", elect that with effect from such Consolidation Date, the then existing DM Notes and Sterling Notes shall be consolidated by way of merger so as to form a single series of notes (the "Notes"); provided, however, that such consolidation may only be carried out if such consolidated Notes (i) have, in respect of all periods subsequent to such consolidation, the same terms and conditions and
(ii) will, with effect from such consolidation, be cleared and settled on an interchangeable basis with the same International Securities Identification Number through each clearing system through which the DM Notes and the Sterling Notes are cleared and settled immediately prior to such consolidation, as determined by the Trustee after consultation with the Company.

               Miscellaneous

               References in this Prospectus Supplement to any Business Day, day-count fraction or other convention (whether for the calculation of interest, determination of payment dates or otherwise) shall, if different, with effect from the Redenomination Date, be deemed to be modified to comply with any conventions applicable to euro-denominated debt obligations pursuant to applicable requirements of relevant monetary, stock exchange or other authorities, applicable laws and regulations of the European Community, the Federal Republic of Germany and the United Kingdom, as applicable, and such market practices consistent therewith as the Trustee, after consultation with the Company shall determine to be applicable for the redenomination, renominalization and exchange of eurobonds held in national and international clearing systems, and the terms and conditions of the DM Notes or the Sterling Notes, as the case may be, shall be deemed to be amended accordingly. Determinations of the Trustee will, in the absence of manifest error, be conclusive and binding on the holders of the Securities.

               In the event of the redenomination of the DM Notes or the Sterling Notes, the rate of interest and amounts of euro payable in respect of each Interest Period shall be the rate of interest per annum equal to .125% plus the interest rate applicable to three-month-euro deposits in the London interbank market as the same shall be determined by the DM Agent Bank or the Agent Bank, as the case may be, or such other rate as is then customary for determining floating- rate-euro interest rates in accordance with market practices as determined by the DM Agent Bank or the Agent Bank, as the case may be.



                        GLOBAL CLEARANCE AND SETTLEMENT

DM Notes

               Although DKV, DTC, Euroclear and Cedel have agreed to the procedures provided below in order to facilitate transfers of DM Notes among participants of DKV, DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither the Company, the Trustee, nor the DM Paying Agent will have any responsibility for the performance by DKV, DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

               Certification and Custody

               Clearing and settlement arrangements, including the existing links between DKV, Euroclear and Cedel and a specially created link between these systems and DTC, will provide investors access to four major clearing systems. At initial settlement, the DM Notes will be represented by one or more permanent global certificates which will not be exchangeable for definitive certificates representing individual notes except for the limited circumstances described herein. Financial institutions that are participants in DTC, including DKV, will hold beneficial interests in the DM Notes through their accounts at DTC. In turn, Euroclear and Cedel will hold beneficial interests in the DM Notes through DKV and, accordingly, investors electing to hold such interests through financial institutions that are participants in Euroclear and Cedel will hold indirect interests in the Global Certificate representing the DM Notes.

               Payment

               Principal and interest payments on the DM Notes will be made by the Company through the DM Paying Agent to the registered holder of the Global Certificate representing the DM Notes in U.S. dollars or Deutsche Mark as set forth under "Description of Securities--DM Notes--Payment." All payments duly made by the Company to, or to the order of, the registered holder of the Global Certificate representing the DM Notes, shall discharge the liability of the Company under the DM Notes to the extent of the sum or sums so paid. Therefore, after such payments have been duly made, neither the Company nor the DM Paying Agent has any direct responsibility or liability for the payment of principal or interest on the DM Notes to owners of beneficial interests in the Global Certificate representing the DM Notes.

               Payments by DTC participants and indirect DTC participants to owners of beneficial interests in the Global Certificate representing the DM Notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the DTC participants or indirect DTC participants. Neither the Company nor the DM Paying Agent will have any responsibility or liability for any aspect of the records of DTC relating to or payments made by DTC on account of beneficial interest in the Global Certificate representing the DM Notes or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests.

               The Clearing Systems

               DKV is incorporated under the laws of Germany and acts as a specialized depositary and clearing organization. DKV is subject to regulation and supervision by the Bundesaufssichtsamt fur das Kreditwesen (the German banking supervisory authority). DKV holds securities for its account holders and facilitates the clearance and settlement of securities transactions between them through electronic book-entry changes in securities accounts with simultaneous payment in Deutsche Mark in same-day funds. Thus the need for physical delivery of certificates is eliminated. DKV provides to its account holders, among other things, services for safekeeping, administration, clearance and settlement of domestic German and internationally traded securities and securities lending and borrowing, DKV Account Holders are banking institutions located in Germany, including German branches of non-German financial institutions and securities brokers or dealers admitted to a German stock exchange that meet certain additional requirements. Indirect access to DKV is available to others such as underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and others, including individuals, that clear through or maintain custodial relationships with DKV Account Holders either directly or indirectly.

               Information regarding DTC, Euroclear and Cedel is set forth herein under "Global Clearance and Settlement--Sterling Notes--The Clearing Systems".

               Initial Settlement

               The Global Certificate representing the DM Notes will be delivered at initial settlement to Citibank NY, as custodian for DTC. Initial settlement for the DM Notes will be made in immediately available Deutsche Mark funds (i.e. for value on the date of delivery of the DM Notes). However, the Underwriters are prepared to arrange for the conversion of U.S. dollars into Deutsche Mark to enable United States investors to make payments in Deutsche Mark. See "Currency Conversions and Foreign Exchange Risks".

               Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic Deutsche Mark market will be followed for primary market purchasers which are DKV Account Holders, and DM Notes will be credited to their securities accounts not later than the day after the settlement date in New York, against payment in Deutsche Mark in same day funds. Settlement procedures applicable to Deutsche Mark eurobonds will be followed for primary market purchasers which are Euroclear or Cedel participants and DM Notes will be credited to their securities accounts on the settlement date against payment in same-day funds. Primary market purchasers which are DTC participants can have their securities accounts with DTC credited with DM Notes (i) "free of payment" if they have arranged for payment in Deutsche Mark outside DTC and (ii) against payment in U.S. dollars in same-day funds on the settlement date through DTC's Same-Day Funds Settlement system.

               Secondary Market

               Secondary market sales between purchasers within a single clearing system and between Euroclear and Cedel Participants. Secondary market sales of DM Notes for settlement within each clearing system and between Euroclear and Cedel participants will be settled in accordance with the rules and procedures established by that system. Settlement within DKV of regular sales will be made on a two business-day basis. Sales to be settled within Euroclear or Cedel and between Euroclear and Cedel will normally settle on a three business-day basis unless parties specify a different period (which may be as short as two business days). Sales to be settled within DTC will be settled using the procedures applicable to U.S. corporate debt obligations in DTC's Same-Day Funds Settlement System in same-day funds, if payment is effected in U.S. dollars, or free of payment, if payment is not effected in U.S. dollars. In such case, separate payment arrangements outside of DTC are required to be made between the DTC Participants.

               Secondary market sales between DKV Account Holders and Euroclear or Cedel Participants. These trades normally settle on a three business-day basis (unless parties specify a different period, which may be as short as two business days).

               Secondary market sales from a DTC Participant (other than DKV) to a DKV Account Holder or a Euroclear or Cedel Participant. Prior to 5:00 p.m. Frankfurt time on the Business Day prior to settlement, a DTC participant (other than DKV and its participants) selling beneficial interest in DM Notes to a DKV account holder or a Euroclear or Cedel participant will deliver the beneficial interests in DM Notes to DKV's account with DTC by means of DTC's Deliver Order procedure, specifying the DKV account holder to whom such beneficial interests are being sold. If such beneficial interests are being sold to a Euroclear or a Cedel participant, DKV also must be notified of the account number of the respective Euroclear or Cedel participant, as the case may be, within the Euroclear or Cedel system, as the case may be, prior to 5:00 p.m. Frankfurt time on the Business Day prior to the settlement date. Transactions between DKV and other DTC participants can only be made free of payment; thus, separate payment arrangements outside of DTC are required to be made. Notwithstanding the foregoing, transfers of beneficial interests in DM Notes between DKV and Euroclear and between DKV and Cedel may be effected against payment in Deutsche Mark within such systems.

               Secondary market sales from a DKV Account Holder or a Euroclear or Cedel Participant to a DTC Participant (other than DKV). Prior to 5:00 p.m. Frankfurt time on the Business Day prior to the settlement date, a DKV account holder or Euroclear or Cedel, through DKV, for the account of one of its participants, selling beneficial interests in DM Notes to a DTC participant (other than DKV and its participants) must instruct DKV to transfer such beneficial interests to such other DTC participant, indicating the account number of such other participant. Transactions between DKV and other DTC participants can only be made free of payment, thus separate payment arrangements outside of DTC are required to be made. Notwithstanding the foregoing, transfers of beneficial interests in DM Notes between DKV and Euroclear and between DKV and Cedel may be effected against payment in DM within such systems.

Sterling Notes

               Although DTC, Euroclear and Cedel have agreed to the procedures provided below in order to facilitate transfers of Sterling Notes among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither the Company, the Agent Bank, the Exchange Rate Agent, the Paying Agent nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

               DTC, Euroclear and Cedel have advised the Company as follows:

               The Clearing Systems

               DTC. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

               Because DTC can act only on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the Global Certificates to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Certificate to such persons may be limited. In addition, beneficial owners of Securities through the DTC system will receive distributions of principal and interest on the Sterling Notes only through DTC participants.

               Euroclear and Cedel. Euroclear and Cedel hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedel provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel interface with domestic securities markets. Euroclear and Cedel participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations and include certain of the Underwriters. Indirect access to Euroclear or Cedel is also available to other such banks, brokers, a dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Cedel participant, either directly or indirectly.

               Distributions of principal and interest with respect to Sterling Notes held through Euroclear or Cedel will be credited through DTC to the cash accounts of Euroclear or Cedel Participants in accordance with the relevant system's rules and procedures, to the extent received by such system's depositary.

               Initial Settlement

               The Global Certificate representing the Sterling Notes will be delivered at initial settlement to Citibank NY, as custodian for DTC. Initial settlement for the Sterling Notes will be made in immediately available pound sterling funds. However, the Underwriters are prepared to arrange for the conversion of U.S. dollars into Pounds Sterling to enable United States investors to make payment in Pounds Sterling. See "Currency Conversions and Foreign Exchange Risks".

               Investors electing to hold their Sterling Notes through DTC (other than through accounts at Euroclear or Cedel) will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

               Investors electing to hold their Sterling Notes through Euroclear or Cedel accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Securities will be credited to the securities custody accounts of Euroclear and Cedel holders on the business day following the settlement date against payment for value on the settlement date.

               Secondary Market Trading

               Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Sterling Notes where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

               Trading Between DTC Participants. Secondary market trading between DTC participants (other than The Chase Manhattan Bank ("Chase") and Citibank, N.A. ("Citibank") as depositories for Euroclear and Cedel, respectively) will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds.

               Trading Between Euroclear and/or Cedel Participants. Secondary market trading between Euroclear participants and/or Cedel participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

               Trading Between DTC Seller and Euroclear or Cedel Purchaser. When Sterling Notes are to be transferred from the account of a DTC participant (other than Chase and Citibank as depositories for Euroclear and Cedel, respectively) to the account of a Euroclear participant or a Cedel participant, the purchaser must send instructions to Euroclear or Cedel through a participant at least one business day prior to settlement. Euroclear or Cedel, as the case may be, will instruct Chase or Citibank, respectively, to receive the Sterling Notes against payment. Payment will then be made by Chase or Citibank, as the case may be, to the DTC participant's account against delivery of the Sterling Notes. After settlement has been completed, the Sterling Notes will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Euroclear participants or Cedel participants' account. Credit for the Sterling Notes will appear on the next day (European time) and cash debit will be back-valued to, and the interest on the Sterling Notes will accrue from, the value date (which would be the preceding day when settlement occurs in New York). If settlement is not completed on the intended value date (i.e.,, the trade fails), the Euroclear or Cedel cash debit will be valued instead as of the actual settlement date.

               Euroclear participants and Cedel participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines or credit, as they would for any settlement occurring within Euroclear or Cedel. Under this approach, they may take on credit exposure to Euroclear or Cedel until the Sterling Notes are credited to their accounts one day later.

               As an alternative, if Euroclear or Cedel has extended a line of credit to them, participants can elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Cedel participants purchasing Sterling Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the Sterling Notes were credited to their accounts. However interest on the Sterling Notes would accrue from the value date. Therefore, in many cases, the investment income on Sterling Notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant's particular cost of funds.

               Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending Sterling Notes to Chase or Citibank for the benefit of Euroclear participants or Cedel participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants.

               Trading Between Euroclear or Cedel Seller and DTC Purchaser.
Due to time zone differences in their favor, Euroclear participants and Cedel participants may employ their customary procedures for transactions in which Sterling Notes are to be transferred by the respective clearing system, through Chase or Citibank to another DTC participant. The seller must send instructions to Euroclear or Cedel through a participant at least one business day prior to settlement. In these cases, Euroclear or Cedel will instruct Chase or Citibank, as appropriate, to credit the Sterling Notes to the DTC participant's account against payment. The payment will then be selected in the account of the Euroclear participant or Cedel participant the following business day, and receipt of the cash proceeds in the Euroclear or Cedel participant's account will be back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If the Euroclear participant or Cedel participant has a line of credit with its respective clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Euroclear or Cedel participant's account would instead be valued as of the actual settlement date.

               Settlement in other currencies between DTC and Euroclear and Cedel is possible using free-of -payment transfers to move the Sterling Notes, but funds movement will take place separately.

               Finally, day traders that use Euroclear or Cedel and that purchase Sterling Notes from DTC participants for credit to Euroclear participants or Cedel participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

          (1) borrowing through Euroclear or Cedel for one day (until the purchase side of the day trade is reflected in their Euroclear account or Cedel account) in accordance with the clearing system's customary procedures;

          (2) borrowing the Sterling Notes in the United States from a DTC participant no later than one day prior to settlement, which would give the Sterling Notes sufficient time to be reflected in the borrower's Euroclear account or Cedel account in order to settle the sale side of the trade; or

          (3) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear participant or Cedel participant.


              CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS

Currency Conversions

               Initial purchasers of DM Notes or Sterling Notes are required to make payment in Deutsche Mark or Pounds Sterling, as the case may be. The Underwriters are prepared to arrange for the conversion of U.S. dollars into Deutsche Mark or Pounds Sterling, as the case may be, to enable investors in the United States to make payment in Deutsche Mark or Pounds Sterling, as the case may be. Each such conversion will be made by such Underwriter on such terms and subject to such conditions, limitations and charges as such Underwriter may from time to time establish in accordance with its regular foreign exchange practices, and subject to applicable United States laws and regulations. All costs of conversions will be borne by such investors. See "--Foreign Exchange Risks".

               The Company is required to make principal and interest payments in respect of the DM Notes in DM and in respect of the Sterling Notes in Pounds Sterling. However, registered holders of DM Notes or Sterling Notes, including DTC or its nominee as the registered holder of the Global Certificate representing the DM Notes and the Global Certificate representing the Sterling Notes (but excluding DKV, Euroclear or Cedel and investors who hold beneficial interests in the DM Notes or Sterling Notes, directly or indirectly, through DKV, Euroclear or Cedel) will be paid in U.S. dollars converted from such Deutsche Mark payments or Pounds Sterling payments, as the case may be, by the DM Paying Agent or Exchange Rate Agent unless the holder elects to receive payments in Deutsche Mark or Pounds Sterling as described below; provided, however, that DKV may not elect to receive payments in other than Deutsche Mark and Euroclear and Cedel may not elect to receive payments in other than Deutsche Mark or Pounds Sterling. See "Description of Securities--Sterling Notes--Payments" and "Description of Securities--DM Notes--Payment".

               As long as Sterling Notes or DM Notes continue to be represented by a Global Certificate, an owner of a beneficial interest in the Global Certificate may elect to receive payment in respect of principal or interest on the Sterling Notes in Pounds Sterling or DM Notes in Deutsche Mark by notifying the DTC participant though which its beneficial interest in the Global certificate is held on or prior to the applicable record date of (i) such investor's election to receive all or a portion of such payment in Pounds Sterling or Deutsche mark, as the case may be, and (ii) wire transfer instructions to a Pounds Sterling account with respect to any payment in Pounds Sterling or Deutsche Mark account with respect to any payment in Deutsche Mark. Such DTC participant must notify DTC of such election and wire transfer instructions on or prior to the third New York Business Day after such record date for any payment of interest and on or prior to the twelfth day prior to the payment of principal. DTC will notify the Trustee of such election and wire transfer instructions on or prior to the fifth New York Business Day after such record date for any payment of interest and on or prior to the eighth New York Business Day prior to the payment of principal. If complete instructions are received by the DTC participant and forwarded by the DTC participant to DTC and by DTC to the Trustee on or prior to such dates, such investor will receive payment in Pounds Sterling or Deutsche Mark outside DTC; otherwise only U.S. dollar payments will be made by the Trustee.

               Investors may be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see "Foreign Exchange Risks" and "Taxation--United States Taxation".

Foreign Exchange Risks

               An investment in the Securities that are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the "home currency") entails significant risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Deutsche Mark or Pounds Sterling and the possibility of the imposition or modification of foreign exchange controls with respect to the dollar, Deutsche Mark or Pounds Sterling. Such risks generally depend on events over which the Company has no control, such as economic and political events and the supply of and demand for the dollar, Deutsche Mark or Pounds Sterling and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Securities. Depreciation of the Deutsche Mark or Pounds Sterling against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances could result in a loss to the investor on a home currency basis.

               This description of foreign currency risks does not describe all of the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Securities.

                          UNITED STATES TAXATION

               The following summary describes the material United States federal income and estate tax consequences of ownership and disposition of the Securities to initial holders purchasing DM Notes or Sterling Notes at the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of such DM Notes or Sterling Notes, as the case may be, is sold. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Securities held as capital assets within the meaning of Section 1221 of the Code. The summary does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding Securities in connection with a hedging transaction, "straddle", conversion transaction or other integrated transaction, United States persons whose functional currency (as defined in Code Section 985) is not the U.S. dollar or nonresident alien individuals who have ceased to be United States citizens or to be taxed as resident aliens.

               Persons considering the purchase of the Securities should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

               As used herein, the term "United States person" means an owner of a Security that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

               As used herein, the term "non-United States person" means an owner of a Security that is, for United States federal income tax purposes,
(i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

Tax Consequences to United States Persons

               Payments of Interest

               Interest paid on a Security will generally be taxable to a United States person as ordinary interest income at the time it accrues or is received in accordance with the United States person's method of accounting for federal income tax purposes.

               A United States person that uses the cash method of accounting and receives a payment of interest with respect to a Security in U.S. dollars will be required to include the amount of such payment in income upon receipt. A cash method United States person that receives a payment of interest on a DM
Note in Deutsche Mark or a payment of interest on a Sterling Note in Pounds Sterling, pursuant to the election described under "Description of Securities--DM Notes--Payment" or "--Sterling Notes--Payment", as the case may be, will be required to include in income the U.S dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the United States person's tax basis in the foreign currency.

               A United States person that uses the accrual method of accounting will be required to include in income the U.S. dollar value of the amount of interest income that has accrued with respect to a Security during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year.
Such United States person will recognize ordinary income or loss with respect to accrued interest income on the date such income is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined on the date such payment is received) in respect of such accrual period (or, where a Holder receives U.S. dollars, the amount of such payment in respect of such accrual period) and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). A United States person may elect to translate interest income into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, alternatively, if the date of receipt or payment is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States person that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service. See
"Description of Securities--DM Notes--Payment" and "--Sterling Notes--Payment".

               Sale, Exchange or Retirement of the Securities

               Upon the sale, exchange or retirement of a Security, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the United States person's adjusted tax basis in the Security. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Security. Amounts attributable to accrued interest are treated as interest as described under "Payments of Interest" above. A United States person's adjusted tax basis in a Security generally will equal the cost of the Security to the United States person.

               Except as described below, gain or loss realized on the sale, exchange or retirement of a Security will be capital gain or loss. Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at a lower rate than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

               A United States person's tax basis in a Security, and the amount of any subsequent adjustment to such Holder's tax basis, will be the U.S. dollar value of the foreign currency amount paid for such Security, or of the foreign currency amount of the adjustment, determined on the date of such purchase or adjustment. A United States person who purchases a Security with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States person's tax basis in the foreign currency and the U.S. dollar fair market value of the Security on the date of purchase.

               Gain or loss realized upon the sale, exchange or retirement of a Security that is attributable to fluctuations in currency exchange rates will be ordinary income or loss, which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of such Security, and any payment with respect to accrued interest, determined on the date such payment is received or such Security is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of such Security, determined on the date such United States person acquired such Security, and the U.S. dollar value of the accrued interest received, determined by translating such interest at the average exchange rate for the accrual period or at a spot rate elected as described above. Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a United States person on the sale, exchange or retirement of the Security. The source of such foreign currency gain or loss will be determined by reference to the residence of the United States person or the "qualified business unit" of the United States person on whose books the Security is properly reflected. Any gain or loss realized by a United States person in excess of such foreign currency gain or loss will be capital gain or loss.

               A United States person will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Security equal to the U.S. dollar value of such foreign currency, determined at the time of such sale, exchange or retirement. Regulations issued under Section 988 of the Code provide a special rule for purchases and sales of publicly traded Securities by a cash method taxpayer under which units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchase and sale of publicly traded Securities provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service. Any gain or loss realized by a United States person on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Securities) will be ordinary income or loss.

               Backup Withholding and Information Reporting

               Certain noncorporate United States persons may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of disposition of, a Security. Backup withholding will apply only if the United States person (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. United
States persons should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

               The amount of any backup withholding from a payment to a United States person will be allowed as a credit against the United States person's United States federal income tax liability and may entitle the United States person to a refund, provided that the required information is furnished to the Internal Revenue Service.

Tax Consequences to Non-United States Persons

               Income and Withholding Tax

               Subject to the discussion of backup withholding below:

  (a) payments of principal and interest on a Security that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (1) (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, and
(iii) either (A) the beneficial owner of the Security certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Security certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (2) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Security or such owner's agent provides an IRS Form 1001 claiming the exemption; or (3) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Security or such owner's agent provides an IRS Form 4224; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

  (b) a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or redemption of a Security unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

  (c) a Security owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power or all classes of stock of the Company entitled to vote and the income on such Security would not have been effectively connected with a U.S. trade or business of the individual.

               Interest or gain on a Security that is effectively connected with the conduct of a trade or business in the United States by a holder of a Security who is a non-United States person, although exempt from United States withholding tax, may be subject to (i) federal income tax as if such interest was earned by a United States person and (ii) if such non-United States person is a foreign corporation, a branch profits tax of 30% (unless reduced or eliminated by an applicable treaty).

               EACH HOLDER OF A SECURITY SHOULD BE AWARE THAT IF IT DOES NOT PROPERLY PROVIDE THE REQUIRED IRS FORM, OR IF THE IRS FORM (OR, IF PERMISSIBLE, A COPY OF SUCH FORM) IS NOT PROPERLY TRANSMITTED TO AND RECEIVED BY THE WITHHOLDING AGENT OTHERWISE REQUIRED TO WITHHOLD UNITED STATES FEDERAL INCOME TAX, INTEREST ON SUCH SECURITY MAY BE SUBJECT TO UNITED STATES WITHHOLDING TAX AT A 30% RATE AND THE HOLDER (INCLUDING THE BENEFICIAL OWNER) WILL NOT BE ENTITLED TO ANY ADDITIONAL AMOUNTS FROM THE COMPANY DESCRIBED UNDER THE HEADING "DESCRIPTION OF SECURITIES -- PAYMENT OF ADDITIONAL AMOUNTS" WITH RESPECT TO SUCH TAX. SUCH TAX, HOWEVER, MAY IN CERTAIN CIRCUMSTANCES BE ALLOWED AS A REFUND OR AS A CREDIT AGAINST SUCH HOLDER'S UNITED STATES FEDERAL INCOME TAX. THE FOREGOING DOES NOT DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAX WITHHOLDING THAT MAY BE RELEVANT TO FOREIGN HOLDERS OF THE SECURITIES. INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS FOR SPECIFIC ADVICE CONCERNING THE OWNERSHIP AND DISPOSITION OF NOTES.

               Backup Withholding and Information Reporting

               In general, information reporting requirements will apply to payments of principal and interest made on a Security and the proceeds of the sale of a Security within the United States paid to non-corporate holders of the Security and "backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number in the manner required.

               Information reporting and backup withholding generally will not apply to payments made by the Company or a paying agent to a non-United States person on a Security if the applicable IRS Form described above has been provided under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

               Payments of the proceeds from the sale of a Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Security to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

               Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

               Interest on a Security that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

                               UNDERWRITING

               The underwriters named below (the "DM Notes Underwriters"), acting through their representative, Dresdner Bank Aktiengesellschaft and Merrill Lynch Capital Markets Bank Limited Frankfurt/Main Branch (the "DM Notes Representatives"), have severally agreed, subject to the terms and conditions set forth in an Underwriting Agreement dated as of September 11, 1997 (the "DM Underwriting Agreement") to purchase and the Company has agreed to sell them, the principal amount of the DM Notes set forth opposite its name below:

                                                                                           Principal Amount of
Underwriters -- DM Notes                                                                        DM Notes
------------------------                                                                   -------------------

Dresdner Bank Aktiengesellschaft......................................................          DM300,000,000
Merrill Lynch Capital Markets Bank Limited Frankfurt/Main Branch......................            300,000,000
ABN AMRO Bank (Deutschland) AG........................................................             25,000,000
Banque Paribas-Zweigniederlassung Frankfurt am Main...................................             25,000,000
BZW Deutschland Branch of Barclays Bank PLC...........................................             25,000,000
Deutsche Bank Aktiengesellschaft......................................................             25,000,000
Lehman Brothers Bankhaus Aktiengesellschaft...........................................             25,000,000
Morgan Stanley & Co. International Limited............................................             25,000,000
                                                                                                -------------

          Total ......................................................................          DM750,000,000
                                                                                                =============



               The underwriters named below (the "Sterling Notes Underwriters" and together with the DM Notes Underwriters, the "Underwriters"), acting through their Representatives Barclays de Zoete Wedd Limited and Merrill Lynch International (the "Sterling Notes Representatives" and together with the DM Notes Representatives, the "Representatives"), have severally agreed, subject to terms and conditions set forth in an Underwriting Agreement dated as of September 11, 1997 (the "Sterling Underwriting Agreement") to purchase and the Company has agreed to sell them the principal amount of Sterling Notes set forth opposite its name below:

                                                                                             Principal Amount of
                                                                                                Sterling Notes
Underwriters -- Sterling Notes                                                               -------------------
------------------------------
Barclays de Zoete Wedd Limited.......................................................       Pound Sterling120,000,000
Merrill Lynch International..........................................................                     120,000,000
Kleinwort Benson Limited.............................................................                      10,000,000
Midland Bank plc.....................................................................                      10,000,000
J.P. Morgan Securities Ltd...........................................................                      10,000,000
NatWest Capital Markets (as agent for National Westminster Bank Plc).................                      10,000,000
Swiss Bank Corporation...............................................................                      10,000,000
UBS Limited..........................................................................                      10,000,000
                                                                                                           ----------
          Total......................................................................       Pound Sterling300,000,000
                                                                                                          ===========



               Under the terms and conditions of the DM Underwriting Agreement, the DM Notes Underwriters are committed to take and pay for all of the DM Notes, if any are taken. Under the terms and conditions of the Sterling Underwriting Agreement, the Sterling Notes Underwriters are committed to take and pay for all of the Sterling Notes, if any are taken.

               The Company has been advised that the Underwriters propose to offer the Securities in part directly to retail purchasers at the public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of .10% of the principal amount of the Securities. After the Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

               The Securities are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

               Each of the Underwriters has agreed that it will not offer, sell or deliver any of the Securities, directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Securities, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in the Underwriting Agreement.

               Each Underwriter has represented and agreed that:

  (i) it has not offered or sold and will not offer or sell any Securities to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Securities except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  (ii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Securities to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements)
(Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on; and

  (iii) it has complied and will comply with all applicable provisions of the Financial Service Act 1986 with respect to anything done by it in relation to any Securities in, from or otherwise involving the United Kingdom.

               The Securities are issued under the "Euro-Securities Exemption" pursuant to Section 4(1) No. 1 and Section 4(2) of the Securities Sales Prospectus Act of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgesetz) of December 13, 1990 (the "Securities Prospectus Act"). Each Underwriter has acknowledged the fact that no sales prospectus in Germany has been or will be published and each Underwriter has represented and agreed that it has complied and will comply with the Securities Prospectus Act and the restrictions applying to the offer and distribution of Euro-Securities. In particular, each Underwriter has undertaken not to engage in public advertisements (offentliche Werbung) in the Federal Republic of Germany with respect to the Securities.

               The Securities has not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law"). Accordingly, each Underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Securities in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and other relevant laws and regulations of Japan. As used in this paragraph, "resident of Japan" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

               Although application has been made to list the Securities on the Luxembourg Stock Exchange and the New York Stock Exchange, the Securities are new issues of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the Securities. Purchasers of the Securities may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof. The Company has been advised by the Underwriters that they intend to make a market in each of the DM Notes and the Sterling Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

               It is expected that delivery of the Securities will be made against payment therefore on or about September 25, 1997.

               The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.



                            GENERAL INFORMATION

               Application has been made to list the Securities on the Luxembourg Stock Exchange and the New York Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of the Company and a legal notice relating to the issuance of the Securities have been deposited prior to listing with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this Prospectus Supplement, the accompanying Prospectus, the Indenture and the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, as well as all future Annual Reports and Quarterly Reports, so long as any of the Securities are outstanding, will be made available free of charge at the main office of Banque Generale du Luxembourg S.A. Banque Generale du Luxembourg S.A. will act as a contact between the Company and the holders of the Securities. In addition, copies of the Annual Reports and Quarterly Reports of the Company may be obtained free of charge at such office.

               The Company has appointed Citibank (Luxembourg) S.A. as paying agent and transfer agent with respect to the Securities in Luxembourg.

                The Company is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have or have had during the previous 12 months a significant effect on the Company's consolidated financial position. Except as disclosed herein, there has been no material adverse change in the financial position of the Company or its subsidiaries, taken as a whole, since June 30, 1997.

               The issuance of the Securities has been authorized pursuant to the authority of certain officers of the Company under a resolution of the board of directors of the Company dated January 17, 1995.

               The DM Notes have been accepted for clearance through Euroclear and Cedel (Common Code: 8039283; ISIN: US370425QG81; CUSIP: 370425QG8; Wertpapier-Kenn-Nummer 195030). The Sterling Notes have been accepted for clearance through Euroclear and Cedel (Common Code: 8021245; ISIN:
US370425QH64; CUSIP: 370425QH6).


                          CONCERNING THE TRUSTEE

               The Bank of New York is the Successor Trustee under the Indenture. Pursuant to a Purchase Agreement dated as of December 4, 1995, The Bank of New York purchased the corporate trust business of NationsBank of Georgia, National Association. Pursuant to the Indenture, as supplemented, The Bank of New York succeeded to the position of Trustee without the need for further action by the Company. It is also Successor Trustee under various other indentures covering outstanding debt securities of the Company. The Bank of New York and its affiliates act as depository for funds of, make loans to, act as trustee and perform certain other services for, the Company and certain of its affiliates in the normal course of its business. As trustee of various trusts, it has purchased securities of the Company and certain of its affiliates.


                              LEGAL OPINIONS

               The validity of the Securities offered hereby will be passed on for the Company by Martin I. Darvick, Esq., Assistant General Counsel of the Company, and for the Underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares, and has options to purchase shares, of General Motors Corporation common stock, $1 2/3 par value.

               The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel for General Motors Corporation and the Company in various matters.



                     REGISTERED OFFICES OF THE COMPANY


   3044 West Grand Boulevard                   767 Fifth Avenue
    Detroit, Michigan 48202                New York, New York 10153
         United States                          United States



                   LEGAL AND TAX ADVISORS TO THE COMPANY

 Assistant General Counsel of the            Senior Tax Counsel of the Company
 Company as to United States Law                  as to United States Law
     Martin I. Darvick, Esq.                       Peter F. Hiltz, Esq.
    3031 West Grand Boulevard                    3044 West Grand Boulevard
     Detroit, Michigan 48202                      Detroit, Michigan 48202
          United States                                United States


                                 AUDITORS

                           Independent Auditors
                              of the Company
                           Deloitte & Touche LLP
                          600 Renaissance Center
                       Detroit, Michigan 48243-1274
                               United States


                    LEGAL ADVISORS TO THE UNDERWRITERS

                         (as to United States Law)
                           Davis Polk & Wardwell
                           450 Lexington Avenue
                         New York, New York 10017
                               United States


                               LISTING AGENT

                    Banque Generale du Luxembourg S.A.
                          50 Avenue J.F. Kennedy
                             L-2951 Luxembourg


                                  TRUSTEE


                           The Bank of New York
                            101 Barclay Street
                                 Floor 7E
                         New York, New York 10286
                               United States

 REGISTRAR AND TRANSFER AGENT, PAYING AGENT AND INTEREST RATE CALCULATION
                       AGENT FOR THE STERLING NOTES

                           Citibank N.A. London
                              Citibank House
                                336 Strand
                              London WC2R 1HB
                                  England


    REGISTRAR AND TRANSFER AGENT, PAYING AGENT, EXCHANGE RATE AGENT AND
             INTEREST RATE CALCULATION AGENT FOR THE DM NOTES

                      Citibank, AG, Frankfurt am Main
                          Neue Mainzer Strasse 75
                         D-60311 Frankfurt am Main
                        Federal Republic of Germany


CUSTODIAN OF THE SECURITIES AND EXCHANGE RATE AGENT FOR THE STERLING NOTES

                               Citibank N.A.
                              120 Wall Street
                                13th Floor
                         New York, New York 10005
                               United States


     PAYING AGENT AND TRANSFER AGENT IN LUXEMBOURG FOR THE SECURITIES

                        Citibank (Luxembourg) S.A.
                   58 Boulevard Grand-Duchesse Charlotte
                             L-1300 Luxembourg



PROSPECTUS

                      GENERAL MOTORS ACCEPTANCE CORPORATION

                                 DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES

    General Motors Acceptance Corporation (the "Company"), directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may offer from time to time its debt securities (the "Debt Securities") and its warrants (the "Warrants") to purchase any of the Debt Securities, for issuance and sale, at an aggregate initial offering price not to exceed $5,000,000,000, on terms to be determined at the time of sale. The Debt Securities and the Warrants are herein collectively called the "Securities." The terms of the Debt Securities including, where applicable, the specific designation, aggregate principal amount, maturity, rate and time of payment of interest, purchase price, any terms for redemption and the agent, dealer or underwriter, if any, in connection with the sale of the Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"). Where Warrants are to be offered, a Prospectus Supplement shall set forth the offering price or terms, a description of the Debt Securities for which each Warrant is exercisable, the aggregate number, exercise price or prices, exercise period or periods, the expiration date or dates of the Warrants, the currency or currencies in which such Warrants are exercisable, the price or prices, if any, at which the Warrants may be redeemed at the option of the holder or will be redeemed upon expiration, and the Warrant Agent acting under the Warrant Agreement pursuant to which the Warrants are to be issued. The Company reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents.

                         ----------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ----------------------------

    If an agent of the Company or a dealer or underwriter is involved in the sale of the Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's or underwriter's discount is set forth in, or may be calculated from, the Prospectus Supplement and the net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. The aggregate proceeds to the Company from all the Securities will be the purchase price of Securities sold less the aggregate of agents' commissions and underwriter discounts and other expenses, if any, of issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for the agents, dealers and underwriters.

AUGUST 13, 1997

    IN CONNECTION WITH THE OFFERING OF THE SECURITIES, THE UNDERWRITERS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF PENALTY BIDS IN CONNECTION WITH THE OFFERING OF THE SECURITIES. SEE PLAN OF DISTRIBUTION.

                        ------------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER.

                        ------------------------------

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission can be inspected, and copies may be obtained at prescribed rates, at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto and to which reference is hereby made.

                        -------------------------------

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act are incorporated by reference in this Prospectus.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                        ------------------------------

    THE COMPANY WILL PROVIDE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST, TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. SUCH REQUEST SHOULD BE DIRECTED TO:

                            G. E. GROSS, COMPTROLLER
                      GENERAL MOTORS ACCEPTANCE CORPORATION
                      3044 WEST GRAND BOULEVARD, ANNEX 103
                              MAIL CODE 482-1X1-103
                             DETROIT, MICHIGAN 48202
                                (313) 556-1240

                           PRINCIPAL EXECUTIVE OFFICES

    General Motors Acceptance Corporation has its principal office at 767 Fifth Avenue, New York, New York 10153 (Tel. No. 212-418-6120) and administrative offices at 3044 West Grand Boulevard, Detroit, Michigan 48202 (Tel. No. 313-556-5000).


                       RATIO OF EARNINGS TO FIXED CHARGES

   SIX MONTHS ENDED
       JUNE 30                        YEARS ENDED DECEMBER 31
     -----------              -------------------------------
   1997        1996        1996       1995       1994      1993        1992
   ----        ----        ----       ----       ----      ----        ----
   1.47        1.43        1.41       1.36       1.33      1.33        1.35

    The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of the Company and its consolidated subsidiaries; fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.


                                 USE OF PROCEEDS

    The net proceeds from the sale of the Securities will be added to the general funds of the Company and will be available for the purchase of receivables, the making of loans or the repayment of debt. Such proceeds initially may be used to reduce short-term borrowings or invested in short-term securities.


                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities offered hereby are to be issued under an Indenture dated as of July 1, 1982, as amended by a First Supplemental Indenture dated as of April 1, 1986, a Second Supplemental Indenture dated as of June 15, 1987, a Third Supplemental Indenture dated as of September 30, 1996 and as further amended by the Trust Indenture Reform Act of 1990 (together, the "Indenture"), between the Company and The Bank of New York, Successor Trustee (the "Trustee"), copies of which are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms.

    The Indenture provides that, in addition to the Debt Securities offered hereby, additional Debt Securities may be issued thereunder without limitation as to aggregate principal amount, except as authorized from time to time by the Company's Board of Directors. (Section 2.01 of the Indenture.)


GENERAL

    Reference is made to the Prospectus Supplement for the following terms of the Debt Securities being offered thereby: (1) the designation of such Debt Securities; (2) the aggregate principal amount of such Debt Securities; (3) the percentage of their principal amount at which such Debt Securities will be issued; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates per annum, if any, at which such Debt Securities will bear interest; (6) the times at which such interest, if any, will be payable; (7) the date, if any, after which such Debt Securities may be redeemed and the redemption price; (8) the currency or currencies in which such Debt Securities are issuable or payable; (9) the exchanges, if any, on which such Debt Securities may be listed and (10) whether such Debt Securities shall be issued in book-entry form. Principal and interest, if any, will be payable, and, unless the Debt Securities are issued in book-entry form, the Debt Securities offered hereby will be transferable, at the office of the Trustee, 101 Barclay Street, New York, New York 10286, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto. (Sections 2.04 and 4.02 of the Indenture.)

    The Debt Securities will be unsecured and unsubordinated and will rank PARI PASSU with all other unsecured and unsubordinated obligations of the Company (other than obligations preferred by mandatory provisions of law).

    Some of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold as a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the accompanying Prospectus Supplement relating thereto.

    As used herein, Debt Securities shall include Debt Securities denominated in United States dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in any other freely transferable currency or in European Currency Units.

    If a Prospectus Supplement specifies that Debt Securities are denominated in a currency other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest on such Debt Securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

    If a Prospectus Supplement specifies that the Debt Securities will have a redemption option, the "Option to Elect Repurchase" constitutes an issuer tender offer under the Exchange Act. The Company will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected, including making any required filings with the Commission and the furnishing of certain information to the holders of the Debt Securities.


BOOK-ENTRY, DELIVERY AND FORM

    Unless otherwise indicated in the Prospectus Supplement, the Debt Securities will be issued in the form of one or more fully registered global securities (collectively, the "Global Debt Security") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of the Depository's nominee. Except as set forth below, the Global Debt Security may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

    The Depository has advised as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the underwriters named in the Prospectus Supplement), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depository only through Participants or indirect participants.

    The Depository advises that pursuant to procedures established by it (i) upon issuance of the Debt Securities by the Company, the Depository will credit the account of Participants designated by the underwriters with the principal amounts of the Debt Securities purchased by the underwriters, and (ii) ownership of beneficial interests in the Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to Participants' interests), the Participants and the indirect participants (with respect to the owners of beneficial interests in the Global Debt Security). The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Debt Security is limited to such extent.

    As long as the Depository's nominee is the registered owner of the Global Debt Security, such nominee for all purposes will be considered the sole owner or holder of the Debt Securities under the Indenture. Except as provided below, owners of beneficial interests in the Global Debt Security will not be entitled to have any of the Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

    Neither the Company, the Trustee, any Paying Agent nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    Principal and interest payments on the Debt Securities registered in the name of the Depository's nominee will be made by the Trustee to the Depository's nominee as the registered owner of the Global Debt Security. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Debt Securities are registered as the owners of such Debt Securities for the purpose of receiving payment of principal and interest on the Debt Securities and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Debt Securities to owners of beneficial interests in the Global Debt Security. The Depository has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Debt Security as shown on the records of the Depository. Payments by Participants and indirect participants to owners of beneficial interests in the Global Debt Security will be the responsibility of such Participants and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name."

    If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Debt Securities in definitive form in exchange for the Global Debt Security. In addition, the Company may at any time determine not to have the Debt Securities represented by the Global Debt Security and, in such event, will issue Debt Securities in definitive form in exchange for the Global Debt Security. In either instance, an owner of a beneficial interest in a Global Debt Security will be entitled to have Debt Securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Debt Securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of such Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.06 of the Indenture.)


CERTAIN COVENANTS AS TO LIENS

    The only financial covenant applicable to the Debt Securities is that described below. That covenant requires that the Debt Securities be equally and ratably secured in the circumstances described therein but has no special application merely by virtue of the occurrence of any transaction or series of transactions resulting in material changes in the Company's debt-to-equity ratio.

    The Debt Securities are not secured by mortgage, pledge or other lien. The Company will covenant in the Debt Securities that so long as any of the Debt Securities remain outstanding, it will not pledge or otherwise subject to any lien any of its property or assets unless the Debt Securities are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. Such covenant does not apply to:

    (a) the pledge of any assets to secure any financing by the Company of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which the Company reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers' acceptances or in aid of other similar borrowing arrangements;

    (b) the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

    (c) any deposit of assets of the Company with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by the Company from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against the Company;

    (d) any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

    (e) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing clauses (a) to (d) inclusive of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property). (Section 4.03 of the Indenture.)

    Similar covenants are applicable to the Company's other term indebtedness, but not all contain the exceptions set forth in clauses (d) and (e) above.


MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities issued thereunder, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Debt Securities of all series at the time outstanding under such Indenture which are affected by such modification or amendment (voting as one class), provided that no such modification shall (a) extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Debt Security so affected, or (b) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding under the Indenture. (Section 10.02 of the Indenture.)


EVENTS OF DEFAULT

      An Event of Default with respect to any series of Debt Securities is defined in the Indenture as being (a) default in payment of any principal or premium, if any, on such series; (b) default for 30 days in payment of any interest on such series; (c) default for 30 days after notice in performance of any other covenant in the Indenture; or (d) certain events of bankruptcy, insolvency or reorganization. (Section 6.01 of the Indenture.)

      No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. In case an Event of Default under clause (a) or (b) shall occur and be continuing with respect to any series, the Trustee or the holders of not less than 25% in aggregate principal amount of Debt Securities of each such series then outstanding may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of such series to be due and payable. In case an Event of Default under clause (c) or (d) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding (voting as one class) may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of all outstanding Debt Securities to be due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series (or of all the outstanding Debt Securities, as the case may be), except in a case of failure to pay principal or premium, if any, or interest on such Debt Security for which payment had not been subsequently made. (Section 6.01 of the Indenture.) The Company is required to file with the Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 4.05 of the Indenture.) The Indenture provides that the Trustee may withhold notice to the securityholders of any default (except in payment of principal, premium, if any, or interest) if it considers it in the interest of the securityholders to do so. (Section 6.07 of the Indenture.)

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Securityholders, unless such Securityholders shall have offered to the Trustee reasonable indemnity or security. (Sections 7.01 and 7.02 of the Indenture.)

    Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the Debt Securities of each series affected (with each series voting as a separate class) at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.
(Section 6.06 of the Indenture.)


CONCERNING THE TRUSTEE

    The Bank of New York is the Successor Trustee under the Indenture. It is also Successor Trustee under various other indentures covering outstanding Notes and Debentures of the Company. The Bank of New York and its affiliates act as depository for funds of, make loans to, act as trustee and perform certain other services for, the Company and certain of its affiliates in the normal course of its business. As trustee of various trusts, it has purchased securities of the Company and certain of its affiliates.


                             DESCRIPTION OF WARRANTS

GENERAL

    The following statements with respect to the Warrants are summaries of the detailed provisions of one or more separate Warrant Agreements (each a "Warrant Agreement") between the Company and a banking institution organized under the laws of the United States or one of the states thereof (each a "Warrant Agent"), a form of which is filed as an exhibit to the Registration Statement. Wherever particular provisions of the Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

    The Warrants will be evidenced by Warrant Certificates (the "Warrant Certificates") and, except as otherwise specified in the Prospectus Supplement accompanying this Prospectus, may be traded separately from any Debt Securities with which they may be issued. Warrant Certificates may be exchanged for new Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a Warrant does not have any of the rights of a holder of a Debt Security in respect of, and is not entitled to any payments on, any Debt Securities issuable (but not yet issued) upon exercise of the Warrants.

    The Warrants may be issued in one or more series, and reference is made to the Prospectus Supplement accompanying this Prospectus relating to the particular series of Warrants, if any, offered thereby for the terms of, and other information with respect to, such Warrants, including: (1) the title and the aggregate number of Warrants; (2) the Debt Securities for which each Warrant is exercisable; (3) the date or dates on which such Warrants will expire; (4) the price or prices at which such Warrants are exercisable; (5) the currency or currencies in which such Warrants are exercisable; (6) the periods during which and places at which such Warrants are exercisable; (7) the terms of any mandatory or optional call provisions; (8) the price or prices, if any, at which the Warrants may be redeemed at the option of the holder or will be redeemed upon expiration; (9) the identity of the Warrant Agent; (10) the exchanges, if any, on which such Warrants may be listed and (11) whether such Warrants shall be issued in book-entry form.

EXERCISE OF WARRANTS

    Warrants may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the Warrant, and by communicating to the Warrant Agent the identity of the Warrantholder and the number of Warrants to be exercised. Upon receipt of payment and the Warrant Certificate properly completed and duly executed, at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, arrange for the issuance of the applicable Debt Securities, the form of which shall be set forth in the Prospectus Supplement. If less than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amounts of Warrants.


                              PLAN OF DISTRIBUTION

    The Company may sell the Securities being offered hereby in four ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, and
(iv) through dealers.

    Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, as amended, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

    If an underwriter or underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933. Among others, one or more of the following firms may act as managing underwriter(s) with respect to the offering of the Securities: Bear Stearns & Co. Inc., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley Dean Witter, Morgan Stanley & Co. Incorporated, Salomon Brothers Inc and UBS Securities LLC.

    If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

    If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.

    The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

    In connection with the offering of the Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities during and after the offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Securities for their own account by selling more Securities than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing Securities in the open market. In addition, the Underwriters may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Securities to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

                                     EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


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